Exhibit 10.31

CARROLS RESTAURANT GROUP, INC.

FORM OF AGREEMENT

This AGREEMENT is made as of November [•], 2006, by and among Carrols Restaurant Group, Inc. (f/k/a Carrols Holdings Corporation), a Delaware corporation (the “Company”), Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners, II L.P. (together with Madison Dearborn Capital Partners, L.P., the “Investors”), BIB Holdings (Bermuda), Ltd., a Bermuda corporation and a wholly-owned subsidiary of Bahrain International Bank (E.C.) and successor in interest to Atlantic Restaurants, Inc. (“BIB”), Alan Vituli (“Vituli”), Daniel T. Accordino and Joseph A. Zirkman (together with Daniel T. Accordino, the “Management Investors”). For purpose of this Agreement, the Investors, BIB, Vituli and the Management Investors are collectively referred to as the “Stockholders”.

BACKGROUND

A. The Company and the Stockholders are parties to that certain Stockholders Agreement dated as of March 27, 1997 (as amended, the “Stockholders Agreement”).

B. In anticipation of, and as an integral step to the completion of, the Company’s initial public offering (the “IPO”) of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), as described in its Registration Statement on Form S-1 (Registration No. 333-137524) initially filed with the U.S. Securities and Exchange Commission on September 22, 2006 and as amended thereafter (the “Registration Statement”), the Company and the Stockholders desire to terminate the Stockholders Agreement and enter into certain other agreements in the manner set forth below.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

AGREEMENT

Section 1. Termination of Stockholders Agreement.

(a) Effective as of the Time of Closing (as defined below) of the IPO, the Company and the Stockholders hereby terminate as of the Time of Closing the Stockholders Agreement in its entirety such that it shall be of no further force or effect and all rights and obligations thereunder shall cease. As used herein, the term “Time of Closing” means the time as of which the underwriters for the IPO shall have paid for all of the shares of Common Stock that they are obligated to purchase pursuant to the related underwriting agreement (the “Underwriting Agreement”), excluding any shares that the underwriters may have an option to purchase pursuant to the over-allotment option; and the term “pricing date” of the IPO shall mean the date of the Underwriting Agreement.

(b) Each of the Stockholders hereby agrees that, during the Waiver Period (as defined below), the Stockholders will treat the Stockholders Agreement as if it had been terminated and of no force and effect and, during the Waiver Period, no Stockholder will be entitled to exercise any right, enforce any obligation or be subject to any restriction under the Stockholders Agreement to which any such Stockholder would have been entitled or subject to had the Stockholders Agreement been in effect during the Waiver Period; provided, however, that in the event that the Time of Closing does not occur on or before the earlier of (i) February 13, 2007 or (ii) the termination of the Underwriting Agreement by the underwriters for the IPO, the Waiver Period shall, without further action be deemed to have expired and the Stockholders Agreement will remain in full force and effect; and provided, further, that anything herein to the contrary notwithstanding, if the Time of Closing occurs on or before February 13, 2007, then the provisions of Section 1(a) of this Agreement shall be deemed to have become effective, and the Stockholders Agreement shall be deemed to have been terminated, as of the Time of Closing. As used herein, the term “Waiver Period” shall mean the period commencing from and after the pricing date of the IPO and ending at the Time of Closing.

Section 2. Class III Director. From and after the pricing date of the IPO and until the provisions of this Section 2 cease to be effective, the Board of Directors (the “Board”) of the Company and any applicable committee thereof shall take all necessary or desirable actions within their control (including, without limitation, calling special board and stockholder meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

(a) one director designated by the Investors (“Investor Director”) and one director designated by BIB (“BIB Director”) are nominated for election as Class III members of the Board (as defined in the Company’s restated certificate of incorporation in effect as of the Time of Closing) (each a “Class III Director”), and it is hereby acknowledged that the initial Investor Director shall be Robin P. Selati (the “Initial Investor Director”) and the initial BIB Director shall be Olaseni Adeyemi Sonuga (the “Initial BIB Director”);

(b) the removal from the Board (with or without cause) of any Investor Director or BIB Director shall be at the Investors’ or BIB’s written request, respectively, but only upon such written request and under no other circumstances; and

(c) in the event that the Initial Investor Director or the Initial BIB Director ceases to serve as a member of the Board during his initial term of office as a Class III Director, the resulting vacancy on the Board shall be filled by a representative designated by the Investors or BIB, respectively, who shall be reasonably acceptable to the Company; provided, however, that the right of BIB and the Investors to designate a successor to fill any such vacancy on the Board shall cease and terminate upon the appointment of an Investor Director or BIB Director, respectively, to the Board to fill the vacancy resulting from the Initial Investor Director or Initial BIB Director, respectively, ceasing to serve as a member of the Board.

If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 2, such directorship shall remain vacant until such party exercises its right to designate a director hereunder until such time as such right to designate a director ceases to be in effect as provided in the immediately succeeding sentence. The provisions set forth in this Section 2 shall terminate automatically and be of no further force and effect upon the earlier to occur of (i) immediately prior to the date and time of the Company’s annual stockholder’s meeting in 2009, (ii) with respect to BIB, at the time that BIB, ceases to own, of record or beneficially, a number of shares of the Company’s Common Stock representing at least 5% of the aggregate number of shares of Common Stock then outstanding or (iii) with respect to the Investors, at the time that the Investors cease to own, of record or beneficially, a number of shares of the Company’s Common Stock representing at least 5% of the aggregate number of shares of Common Stock then outstanding.

Section 3. Fees, Expenses and D&O Insurance. Effective as of the date hereof, the Company shall pay the reasonable out-of-pocket expenses incurred by the Investor Director and the BIB Director in connection with attending the meetings of the Board, any board of directors of the Company’s subsidiaries (“Sub Board”) and any committee thereof. In addition, the Company shall pay to each Investor Director and each BIB Director an annual fee in an amount determined by the Board from time to time to be paid by the Company to each non-employee director as and when determined by the Board; provided, however, that neither any Investor Director nor any BIB Director shall be entitled to receive any stock awards, stock options or any other equity compensation from time to time to be paid by the Company to any non-employee director. So long as any Investor Director or BIB Director serves on the Board or a Sub Board, and for five years thereafter, the Company shall maintain directors and officers indemnity insurance coverage and, to the fullest extent provided by applicable law, provisions for indemnification and exculpation of directors which, in the reasonable judgment of the Company, are at least as favorable to its directors as the provisions for indemnification and exculpation contained in the Company’s restated certificate of incorporation and amended and restated by-laws (each as in effect at the Time of Closing).

Section 4. Miscellaneous.

4.1. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company and the Stockholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

4.2. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

4.3. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and the respective successors and assigns of each of them. Notwithstanding the foregoing, neither BIB nor the Investors shall be entitled to assign any rights under this Agreement except, in the case of BIB, to its parent company or a subsidiary of such parent company or, in the case of the Investors, to their direct or indirect general partner and to any investment fund under the control of their direct or indirect general partner.

4.4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.5. Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and any Stockholder shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

4.6. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on Schedule A hereto. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company’s address is:

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, NY 13203

Attn: Vice President and General Counsel

With a copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022-2585

Attention: Wayne A. Wald, Esq. and Evan L. Greebel, Esq.

4.7. Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the schedule hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4.8. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.9. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CARROLS RESTAURANT GROUP, INC.

By:
Name:
Title:

MADISON DEARBORN CAPITAL PARTNERS, L.P.

By:	Madison Dearborn Partners, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, Inc.
Its:	General Partner

By:
Name:
	Title:	Managing Director

MADISON DEARBORN CAPITAL PARTNERS II, L.P.

By:	Madison Dearborn Partners II, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, Inc.
Its:	General Partner

By:
Name:
	Title:	Managing Director

BIB HOLDINGS (BERMUDA), LTD.

By:
Name:
Title:

ALAN VITULI
DANIEL T. ACCORDINO
JOSEPH A. ZIRKMAN

Schedule A

Schedule of Stockholders

BIB Holdings (Bermuda), Ltd.

c/o Bahrain International Bank (E.C.)

Al Salam Tower

P.O. Box 5016

Manama, Kingdom of Bahrain

Attn.: Adeyemi O. Sonuga, Chief Financial Officer

Madison Dearborn Capital Partners, L.P.

Three First National Plaza

Suite 3800

Chicago, IL 60602

Attn.: Benjamin D. Chereskin and Robin P. Selati

Madison Dearborn Capital Partners II, L.P.

Three First National Plaza

Suite 3800

Chicago, IL 60602

Attn.: Benjamin D. Chereskin and Robin P. Selati

Alan Vituli

c/o Carrols Holdings Corporation

968 James Street

Syracuse, NY 13203

Daniel T. Accordino

c/o Carrols Holdings Corporation

968 James Street

Syracuse, NY 13203

Joseph A. Zirkman

c/o Carrols Holdings Corporation

968 James Street

Syracuse, NY 13203